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                                                  EXHIBIT 99.2

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859

FOR IMMEDIATE RELEASE
Baltimore, Maryland - May 2, 2000


CROWN CENTRAL RECEIVES AMENDED BUYOUT PROPOSALS FROM APEX
---------------------------------------------------------

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) has received an amended proposal dated May 1, 2000 from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by Crown's shareholders other than Apex by merger for a
price of $10.00 per share.   The amended Apex proposal is subject to
Apex's receipt of an irrevocable commitment from a lender reasonably satisfactory to Apex to provide financing to Crown (on terms reasonably satisfactory to Apex) in an amount sufficient to repay Crown's 10 7/8% senior notes due 2005 in the event one or more of the note holders exercise their put rights under the indenture governing the senior notes following a change of control. The proposal is also conditioned on receiving all necessary governmental approvals and approval from Crown's board of directors and shareholders.

     Apex has also amended its alternative proposal dated March 29, 2000 to purchase between 3.5 and 4.5 million shares of Crown's Class A common stock from Crown in a private placement at a price of $9.50 per share by increasing the proposed purchase price to $10.00 per share. Apex is also continuing to advance a stock for stock proposal that it made in November 1999, which it asserts would value the existing Crown shares at $10.00 per share. Both of these alternative proposals are stated to include a shortfall distribution if the stock of the merged company or Crown fails to reach certain trading ranges, and both are conditioned on the finalization of replacement financing for Crown's $125 million of senior notes. Apex has stated that it will post a letter of credit in the amount of $30,000,000 to secure the shortfall distribution.

     As previously announced, Crown entered into a binding merger agreement dated April 7, 2000 with Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, pursuant to which Rosemore would acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $9.50 per share.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 330 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.